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                                                                      Exhibit 8


                        [SULLIVAN & CROMWELL LETTERHEAD]

                                                                 March 12, 1997

Fifth Third Bancorp
Fifth Third Capital Trust I
Fifth Third Capital Trust II
c/o Fifth Third Bancorp
38 Fountain Square Plaza
Cincinnati, Ohio 45263

Ladies and Gentlemen:

        As special tax counsel to Fifth Third Capital Trust I, Fifth Third Capital Trust II (collectively, the "Trusts") and Fifth Third Bancorp in connection with the issuance of $200,000,000 of Preferred Securities of the Trusts (the "Securities"), and assuming the operative documents for the Securities described in the Prospectus and the Prospectus Supplement to which this opinion is filed as an exhibit (the "Registration Statement") will be performed in accordance with the terms described therein, we hereby confirm to you our opinion as set forth under the heading "Certain Federal Income Tax Consequences" in the Prospectus Supplement, subject to the limitations set forth therein.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to us under the heading "Certain Federal Income Tax Consequences" and "Validity of Securities" in the Registration Statement. By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                Very truly yours,


                                                /s/ SULLIVAN & CROMWELL
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